EXHIBIT 10.1
Execution Copy

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is dated as of September 24, 2014, and is by and among Capital Southwest Corporation, a Texas corporation (“CSW”), Capital Southwest Venture Corporation, a Nevada corporation and wholly-owned subsidiary of CSW (“CSVC” and together with CSW, “Capital Southwest Parties”), and Alamo Group Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS the Capital Southwest Parties hold 2,832,300 shares of stock subject to a registration statement previously filed by the Company with the Securities and Exchange Commission and representing approximately 23% of the outstanding common stock, par value $0.10 per share (the “Common Stock”), of the Company;

WHEREAS the Capital Southwest Parties have offered to sell, and the Company has determined to repurchase, 849,690 of shares of Common Stock from CSVC (the “Repurchased Shares”) at a price per share equal to 97.00% of the Market Price (as defined below) (such repurchase, the “Repurchase”);

WHEREAS the board of directors of the Company (the “Board”) has concluded that it is in the best interests of the Company and its stockholders (other than the Capital Southwest Parties) to enter into the Repurchase in accordance with this Agreement, and has approved the Repurchase and related transactions that may be required in connection with the Repurchase;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE AND REPURCHASE OF SHARES

Section 1.1 Repurchase.   Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), CSVC shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from CSVC, the Repurchased Shares.  The purchase price for each Repurchased Share shall be equal to ninety-seven percent (97.00%) (the “Purchase Price”) of the Market Price.  The “Market Price” shall mean the closing sale price per share of the Common Stock on The New York Stock Exchange on the trading day next preceding the Closing Date (as defined below).

Section 1.2  Closing.   The closing of the Repurchase (the “Closing”) will take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, N.Y. 10019, at 10:00 am local time on the next business day immediately following the date of this Agreement, subject to satisfaction or waiver of all the conditions set forth in Section 1.3 below (the date on which the Closing actually occurs being the “Closing Date”).  At the Closing, (a) CSVC shall deliver or cause to be delivered to the Company all of the Capital Southwest Parties’ right, title and interest in and to the Repurchased Shares (including, if available, delivery by electronic book-entry form through the facilities of The Depository Trust Company), together with all documentation reasonably necessary to transfer to the Company each of the Capital Southwest Parties’ right, title and interest in and to the Repurchased Shares and (b) the Company shall pay to CSVC the aggregate Purchase Price in respect of the Repurchased Shares, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by CSVC to the Company not later than two business days prior to the Closing Date.

Section 1.3 Conditions of the Repurchase.

(a) The obligations of the Company to consummate the Repurchase and to effect the Closing are subject to the condition that the representations and warranties of the Capital Southwest Parties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b) The obligations of the Capital Southwest Parties to consummate the Repurchase and to effect the Closing are subject to the condition that the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE CAPITAL SOUTHWEST
PARTIES

The Capital Southwest Parties hereby jointly and severally make the following representations and warranties to the Company.

Section 2.1 Power; Authorization and Enforceability.

(a) CSW is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by it of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.  CSVC is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by it of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by each of the Capital Southwest Parties and constitutes its legal, valid and binding obligation, enforceable against each of the Capital Southwest Parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 No Conflicts.    The execution and delivery of this Agreement by each of the Capital Southwest Parties and the consummation by each of the Capital Southwest Parties of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under, or, except with respect to filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require any filing by either of the Capital Southwest Parties under: (i) any agreement or instrument, whether written or oral, express or implied, to which either of the Capital Southwest Parties is a party; (ii) the Articles of Incorporation, bylaws or similar organizational documents of either of the Capital Southwest Parties as currently in effect; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of itself, except, in each case, as would not reasonably be expected to have a material adverse effect upon either of the Capital Southwest Parties’ ability timely to consummate the Repurchase and perform their respective obligations under this Agreement.

Section 2.3 Title to Repurchased Shares.   As of the date hereof, CSVC is, and as of the Closing CSVC will be, the legal and beneficial owner of and has, and will have, good and valid title to the Repurchased Shares to be sold by it and upon delivery to the Company of the Repurchased Shares to be sold by CSVC to the Company, against payment made pursuant to this Agreement, good and valid title to all such Repurchased Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Company.  Neither of the Capital Southwest Parties has given any person any power of attorney or other authority of any nature with respect to the Repurchased Shares.

Section 2.4 Receipt of Information; No Reliance; etc.   The Capital Southwest Parties have received all the information they consider necessary or appropriate for deciding whether to dispose of the Repurchased Shares.  They have had a reasonable opportunity to ask questions of, and have received fully satisfactory answers from, the Company regarding the terms and conditions of the Company’s purchase of the Repurchased Shares and the business and financial condition and prospects of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access.  They have not received, and are not relying on, any express or implied representations or warranties from the Company, other than as expressly provided herein.  They have such knowledge or experience in financial and business matters and in making investment decisions of the type represented by the Repurchase that they are capable of evaluating the merits and risks of making their investment decision regarding the Repurchase on an informed basis.  They are not relying on the Company with respect to tax and other economic considerations of the Repurchase, and they have relied on the advice of, or have consulted with, their own advisors in connection therewith.  Each of the Capital Southwest Parties acknowledges that the market price of the Repurchased Shares may increase in the future, following the Company’s next earnings release or otherwise.

Section 2.5 No Brokers.   Neither of the Capital Southwest Parties nor any person acting on either of the Capital Southwest Parties’ behalf has paid or became obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Evercore Partners Inc., whose fees and expenses, to the extent payable, shall be paid by the Capital Southwest Parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Capital Southwest Parties.

Section 3.1 Power; Authorization and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflicts.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under, or, except with respect to filings under Section 13 of the Exchange Act, require any filing by it under: (i) any agreement or instrument, whether written or oral, express or implied, to which the Company is a party; (ii) the Company’s certificate of incorporation or bylaws as currently in effect; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Company timely to consummate the Repurchase and perform its obligations under this Agreement.

Section 3.3 No Brokers.   Neither the Company nor any person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses, to the extent payable, shall be paid by the Company.

ARTICLE IV
COVENANTS OF THE CAPITAL SOUTHWEST PARTIES

Each of the Capital Southwest Parties covenants with the Company as follows.

Section 4.1 Standstill.   Unless specifically requested in writing in advance by the Board, neither CSW nor CSVC or any of their respective affiliates or representatives will, at any time during the 30-month period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly:  (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of  assets or businesses or securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or any of its representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 4.1, or refer to any desire or intention, but for this Section 4.1, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require the Capital Southwest Parties or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement.  Notwithstanding anything in this Section 4.1 to the contrary, the Capital Southwest Parties  may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce this Section 4.1 and make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Section 4.1, in each case, at any time after a Fundamental Change Event (as defined below). A “Fundamental Change Event” means the Company has entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Company by any person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction).  It is understood and agreed that the Company currently has no intention to enter into any such definitive agreement.  For purposes of this Section 4.1, the following will be deemed to be an acquisition of beneficial ownership of securities:  (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Section 4.2 Performance.  CSW shall cause CSVC to timely perform its obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1 Notice.    All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made: (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one business day after being sent by reputable overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1).

If delivered to the Company, to:

Alamo Group Inc.
1627 East Walnut
Seguin, Texas 78155
Attn: Donald C. Duncan
Fax: (830) 372-9683
Email: dduncan@alamo-group.com

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Scott M. Freeman
Fax: 212- 839-5599
Email: Sfreeman@sidley.com

if to the Capital Southwest Parties, to:

Capital Southwest Corporation
5400 Lyndon B. Johnson Freeway, Suite 1300
Dallas, Texas  75240
Attention:  Joseph B. Armes

Fax: 972-233-7362
Email: jarmes@capitalsouthwest.com

with a copy to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: R. Scott Cohen
Fax: 214-969-5100
Email: scohen@jonesday.com

Section 5.2 Entire Agreement.   This Agreement and the other documents and agreements executed in connection with the Repurchase shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 5.3 Assignment; Binding Agreement.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5.3 shall be null and void.

Section 5.4 Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 5.4.

Section 5.5 Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 5.6 No Third Party Beneficiaries or Other Rights.   This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Section 5.7 Release.   Except in respect of any claim of a breach of this Agreement, (i) each of the Capital Southwest Parties does hereby release the Company, its shareholders, its affiliates and successors, and all the Company’s directors, officers, stockholders, employees and agents, and agrees to hold them, and each of them, harmless from any and all claims or causes of action that either of the Capital Southwest Parties now has or knows about, or hereafter may learn about, arising out of or in any way connected with the Repurchase and each of the Capital Southwest Parties agrees that neither of the Capital Southwest Parties will file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the Repurchase, and (ii) the Company does hereby release each of the Capital Southwest Parties, their respective shareholders, affiliates and successors, and all directors, officers, stockholders, employees and agents of the Capital Southwest Parties, and agrees to hold them, and each of them, harmless from any and all claims or causes of action that the Company may now have or know about, or hereafter may learn about, arising out of or in any way connected with the Repurchase and the Company agrees that the Company will not file any claim, charge, or lawsuit for the purpose of obtaining any monetary awards in connection with the Repurchase.  The parties acknowledge that the foregoing release includes, but is not limited to, any claim arising under any federal, state, or local law, whether statutory or judicial, or ordinance, or any administrative regulation.

Section 5.8 Amendments; Waivers.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 5.9 Further Assurances.   Each party hereto shall use all reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.10 Severability.   In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.11 Termination.   This Agreement may be terminated and Repurchase abandoned at any time prior to the Closing Date: (a) by mutual written consent of each party; (b) by either party if the satisfaction of all the conditions set forth in Section 1.3 have not been completed by the Closing Date; or (c) by either party if the Closing Date has not occurred by November 1, 2014.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

ALAMO GROUP INC.

By:	/s/ Robert H. George
Name:	Robert H. George
Title:	Vice-President

CAPITAL SOUTHWEST:

CAPITAL SOUTHWEST CORPORATION

By: /s/ Joseph B. Armes______________________
Name:  Joseph B. Armes
Title:    Chairman & CEO

CAPITAL SOUTHWEST VENTURE CORPORATION

By: /s/ Joseph B. Armes______________________
Name: Joseph B. Armes
Title: Chairman & CEO